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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made and entered into as of ___________,1998, by and between Specialty Products and Insulation Co. a Pennsylvania with an office at 1097 Commercial Avenue, East Petersburg, PA (the "Company") and Ronald L. King an individual currently residing at ___________________________ (the "Executive").

                                   BACKGROUND

     Irex Corporation, a Pennsylvania corporation ("Parent") owns 100% of the issued and outstanding shares of common stock, par value $0.01 per share of the Company (the "Common Stock"). Evercore Capital Partners, L.P. and Affiliates ("Evercore") desires to subscribe for, and the Company desires to issue shares of the Common Stock pursuant to the terms and conditions of a Stock Subscription Agreement dated ___________, 1998 (the "Subscription Agreement"). Immediately before the consummation of the transactions contemplated by the Subscription Agreement, Parent intends to distribute by means of a dividend, all of the shares of Common Stock owned by it to shareholders of Parent, pro rata, in accordance with their interests in the Parent (the "Spin-Off"). Following the Spin-Off and the consummation of the transactions contemplated by the Subscription Agreement, Evercore will own, directly or indirectly, approximately 45% of the issued and outstanding Common Stock, and the remainder will be owned by the Parent's shareholders.

     In contemplation of those transactions, the Company desires to employ the Executive, and the Executive desires to accept that employment, on the terms and conditions set forth herein.

     Accordingly, the parties hereto, intending to be legally bound hereby, and in consideration of the mutual covenants herein contained, agree as follows:

     1.   Employment.
          ----------

          1.1. The Company employs the Executive, and the Executive accepts such employment (the "Employment"), as President and Chief Executive Officer of the Company. The Executive accepts the employment for the period and on the terms and conditions set forth in this Agreement and agrees to perform such duties as are from time to time reasonably assigned to him by the Board of Directors of the Company (the "Board") and which are normally associated with the position of President and Chief Executive Officer. In addition, the Executive will be elected to, and will serve as a member of, the Board, without any additional compensation, except as may be otherwise determined by the Board, with the Executive abstaining from any vote on such additional compensation.
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          1.2.  During the Employment Term (as defined in Section 2), the
Executive will report directly to the Board or to such committees of the Board as the Board shall from time to time specify.

          1.3. During the Employment Term the Executive will devote his best efforts and full business time, skill and attention to the performance of his duties on behalf of the Company.

          1.4. The Executive's duties under this Agreement shall be performed from the Company's offices in East Petersburg, Pennsylvania or such other office as the Board shall determine, provided that such office shall not be more than 50 miles from the Company's present offices without the Executive's consent.

     2.   Term of Employment.  Unless earlier terminated pursuant to the
          ------------------
provisions of Section 4 hereof, the term of the Executive's employment hereunder shall be for three years from the date hereof. At each anniversary of the date hereof, the term of Executive's employment shall be extended for one additional year unless, at least 90 days before that anniversary, the Company shall have given the Executive written notice of its intention not to extend the term of the Executive's employment, in which case the Executive's employment will terminate at the end of the term of this Agreement as in effect on the date of such notice. Any period during which this Agreement is in effect shall be considered part of the "Employment Term".

     3.   Compensation and Benefits.
          -------------------------

          3.1. The Company agrees to pay, and the Executive agrees to accept, as base compensation for all services to be rendered by the Executive under this Agreement, a salary of $252,000. per annum (subject to such deductions and withholdings as may be required by law or by further agreement with the Executive) (the "Base Salary"), payable in arrears in equal semi-monthly installments. The Base Salary may be increased from time to time in the discretion of the Board. Any such increases shall be added to the Base Salary then being paid to the Executive, and the sum thereof shall then become the Base Salary for each successive year, until further adjusted in accordance with the provisions of this Section 3. 1.

          3.2. In addition to the Base Salary, subject to the terms and conditions of the Company's Incentive Compensation Plan (the "Incentive Plan"), during the term of this Agreement, the Executive shall be eligible to participate in the Incentive Plan on terms and conditions no less favorable than those in effect at the date hereof.

          3.3. The Company shall also reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with the Employment, including without limitation, travel and lodging expenses, car phone expenses and charges incurred for business entertainment. Such expenses shall be reimbursed to

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the Executive by the Company after the Executive submits documentation to the
Company with respect to the reimbursable expenses incurred by him.

          3.4.  Additional Benefits.  During the Employment Term, the Company
                -------------------
shall provide the Executive with an automobile and shall reimburse the Executive for the costs of automobile insurance and operating expenses attributable to that automobile, as well as vacation, 401(k) matching, health, medical and hospitalization, disability insurance and other fringe benefits no less favorable, in each case, than those being provided to him under the Company's plan's and arrangements in effect on the date hereof.

     4.   Termination.
          -----------

          4.1. The Company may terminate the Executive's employment at any time for "Cause", in which event the Executive shall have no further rights under this Agreement, except the right to receive the Base Salary up to the date of termination by the Company of the Executive's employment hereunder, the right to receive any vested benefits under any plan or arrangement described in Section
3.4 and the rights specified in Section 6 hereof. The Executive's employment shall be deemed to have been terminated for "Cause" if his employment is terminated for: (i) embezzlement, theft, or other misappropriation of any property of more than nominal value of the Company or any Subsidiary; (ii) the Executive's neglect of, or failure substantially to perform or comply with, his duties, responsibilities and obligations as an officer of the Company (other than any such failure resulting from his incapacity due to physical or mental illness, as determined by a physician appointed by the Company) after a demand for substantial performance is delivered to the Executive by the Board of Directors of the Company which specifically identifies the manner in which such Board believes that the Executive has not substantially performed his duties and the Executive fails or refuses to remedy such failure to the reasonable satisfaction of the Board within ninety (90) days after the receipt of such notice; (iii) the Executive's willful breach of his restrictive covenants set forth in this Agreement; (iv) any act which if the subject of a criminal proceeding could reasonably result in a conviction for a felony; or (v) an act or acts of dishonesty on the Executive's part intended to result or resulting in substantial gain or personal enrichment to him at the expense of the Company.

          4.2. In the event the Executive's employment is terminated without "Cause", the Executive shall have the right to receive (a) an amount, equal to three years' Base Salary, as in effect at the date of termination, plus three years' anticipated Incentive Plan awards, ("anticipated Incentive Plan awards" for any year shall be equal to 100% of the average of the Executive's awards under the Incentive Plan for the previous three (3) years, or the period of his actual employment if shorter), (b) continuation of the health, hospitalization and medical care benefits in which the Executive is participating under Section
3.4 on the date of termination, for three years

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following the date of such termination, plus (c) any amounts due in accordance with the terms of the Incentive Plan, and (d) all other benefits under Section
3.4 hereof which have accrued as of the date of termination. In addition, the Executive shall be entitled to participate in awards made under the Incentive Plan for the fiscal year in which the Executive is terminated without "Cause" in amounts proportionate to the length of time the Executive was employed by the Company in such fiscal year, and shall be entitled to the payments specified in
Section 6. The three years referred to in (a) and (b) above shall become one year if by reason of notice given under Section 2, the Agreement expires at the end of the Employment Term. The amount payable under (a) above shall be paid in a lump sum within 15 days of the date of the Executive's termination without "Cause."

          4.3. In the event of the Executive's death during the Employment Term, the Employment Term shall terminate automatically as of the date of the Executive's death, and the Executive's executor, administrator or other legal representative shall have no further rights hereunder, except the right to receive (a) the Base Salary up to the date of the Executive's death, (b) any amounts due under the Incentive Plan as of the date of death, including an award for the year of death proportionate to the length of time the Executive was employed by the Company in such fiscal year, (c) any other benefits under
Section 3.4 which have accrued as of the date of, or are payable on account of, the Executive's death and (d) the amounts payable under Section 6 hereof.

          4.4. The Executive may terminate this Agreement at any time by giving the Board written notice of intent to terminate, delivered at least ninety (90) calendar days prior to the effective date of such termination. In that event, the Company shall pay the Executive his full Base Salary, at the rate then in effect, through the effective date of termination, any amounts due but unpaid under the Incentive Plan, all other benefits under Section 3.4 to which the Executive has a vested right at that time and the payments to which Executive is entitled under Section 6 hereof. In the event that the voluntary termination is for Good Reason, the terms of Section 4.2 shall govern the parties' rights and obligations hereunder. In addition, provided that the Executive resigns after June 30 of the relevant fiscal year, the Executive shall be entitled to participate in awards made under the Incentive Plan for the fiscal year in which the Executive resigns in amounts proportionate to the length of time the Executive was employed by the Company in such fiscal year.

          4.5. At any time during the term of this Agreement, the Executive may terminate this Agreement for Good Reason (as defined below) by giving the Board ninety (90) calendar days written notice of intent to terminate, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. Upon termination the Company shall pay and provide to the Executive the benefits set forth in Section 4.2 hereof (as if the termination were an involuntary termination without Cause.) "Good Reason" shall mean, without the Executive's

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express prior written consent, the occurrence of any one or more of the following:(i) The failure at any time while this Agreement is in effect to elect the Executive to the Board, (ii) The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including titles and reporting requirements) as an officer of the Company, or a material reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect as of the Effective Date (or as subsequently increased), other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive; (iii) The Company's requiring the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive's principal job location or office as of the Effective Date, except for required travel on the Company's business to an extent substantially consistent with the Executive's present business obligations; (iv) A reduction by the Company of the Executive's Base Salary as in effect on the Effective Date, or as the same shall be increased from time to time; (v) An intentional material reduction by the Company of the Executive's aggregate incentive opportunities under the Company's incentive programs, as such opportunities exist on the Effective Date, or as such opportunities may be increased after the Effective Date. For this purpose, a reduction in the Executive's incentive opportunities shall be deemed to have occurred in the event his targeted annualized award opportunities and/or the degree of probability of attainment of such annualized award opportunities, are materially diminished from the levels and probability of attainment that existed as of the Effective Date or as such opportunity and/or degree of probability have been increased from time to time; provided, however, that notwithstanding the foregoing, the Executive's Incentive opportunities shall not be deemed to have been materially reduced by the adoption by the Board of any reasonable Company budget after the Spin-Off; (vi) The failure of the Company to maintain the Executive's relative level of coverage under the Company's employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date, both in terms of the amount of benefits provided and the relative level of the executive's participation. For this purpose, the Company may eliminate and/or modify existing programs and coverage levels; provided, however, that the Executive's level of coverage under all such programs must be at least as great as is such coverage provided to executives who have the same or lesser levels of reporting responsibilities within the Company's organization; (vii) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company's obligations under this Agreement. For this purpose, successor shall mean the business enterprise(s) resulting from reorganization, merger or consolidation involving the Company or any subsidiary of the Company or sale or other disposition of all or substantially all of the assets of the Company.

          4.6. If, by reason of any illness, disability or incapacity, the Executive is unable to perform his duties under this Agreement for a period of ninety (90)

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consecutive days (or shorter periods aggregating to one hundred twenty (120)
days in any twelve month period) ("Disability"), the Company may terminate the Employment Term as of the last day of such ninety (90) or one hundred twenty
(120) day period, as the case may be, or as of such other day thereafter, provided the Executive remains unable to perform his duties hereunder. The Executive or his duly appointed representative, if one is appointed, shall be entitled to receive, within sixty (60) days after the date of such termination, any amounts payable to the Executive pursuant to this Agreement, including without limitation (i) a share of any Incentive Plan award for the fiscal year of termination proportionate to the length of time the Executive was employed by the Company in that fiscal year, and (ii) the provisions of Article 6.4 hereof applicable in the case of the Executive's termination by the Company without Cause. Notwithstanding the foregoing, (i) the Executive shall remain entitled to any benefits to which he is entitled under the Company's short and long term disability plans on account of his disability and (ii) if the Executive suffers a Disability and his employment hereunder is not terminated, the Executive shall be entitled to receive any amounts owing to him hereunder (including, without limitation, the additional benefits outlined in Section 3.4), less any disability insurance payments which Executive is entitled to receive under any plans the premiums of which are paid for by the Company.

     5.   Non-Competition and Confidentiality.
          ------------------------------------

          5.1.  Covenant Not to Compete.  The Executive covenants and agrees
                -----------------------
that during the Employment Term and for a period equal in length to the period taken into account in calculating the amount payable under Section 4.2 thereafter, he will not, directly or indirectly (whether as principal, agent, proprietor, sales person, employee, consultant, independent contractor, officer, director, investor, or otherwise), participate in the ownership, management, operation, or control of, or have any interest of any nature whatsoever in any organization, corporation, firm, or other business which is engaged in or which proposes to engage in any business which is in competition with the business now or hereafter operated and conducted by the Company in any geographic area where Company has regularly serviced customers during the Employment Term. Without limiting the foregoing, the Executive agrees that he will not, during the Employment Term and for a period equal in length to the period taken into account in calculating the amount payable under Section 4.2 thereafter, directly or indirectly, divert or take away or attempt to divert or take away, by soliciting, supplying, serving, advising, or otherwise, any customer or business entity with which the Company did business during the Employment Term. It will not be a violation of this provision for Executive to own shares in a widely traded public company which competes with Company if the investment is passive and the number of shares held is sufficiently small that Executive cannot exercise any material influence or control over the management of the public company.

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          5.2.  Covenant Not to Divulge Confidential Information.  The Executive
                ------------------------------------------------
recognizes and acknowledges that he will, during the course of his employment by the Company, have access to certain proprietary material and confidential business information concerning the business and operations of the Company which are valuable property of a confidential nature and which belong to the Company, which is not public knowledge. The Executive covenants and agrees that he will not during the Employment Term or at any time thereafter disclose to any person, except in the regular course of business of the Company, or use in competition with the Company any such proprietary material or confidential business information.

     6. REPURCHASE OF EQUITY INVESTMENTS. Upon termination of the Executive's Employment hereunder, the Executive shall be entitled to the following payments:

          6.1.  Termination Other than for Cause.  If the Executive's employment
                --------------------------------
is terminated by the Company other than for Cause or is terminated by the Executive with Good Reason, the Company will pay the Executive, within 15 days following the Executive's termination, in exchange for (i) the total number of shares of Common Stock owned by the Executive and (ii) the total number of shares of Common Stock of the Company for which the Executive holds Regular Options (as such term is defined in the Executive's Nonqualified Stock Option Award Agreement (the "Award Agreement")) granted under the Company's 1998 Stock Option Plan (the "Stock Option Plan"), whether or not vested or exerciseable (the "Regular Option Shares"):

          6.1.1. If the Common Stock of the Company is publicly traded on a national stock exchange, an amount equal to the product of the average closing price of the Common Stock on that exchange for the 10 trading days immediately preceding the date of the Executive's termination, less, in the case of Regular Option Shares, the aggregate exercise price for those Regular Option Shares. Notwithstanding the foregoing, if the Company's Common Stock is publicly traded, and if at least 3 years have passed after the Spin-Off, the Executive shall have the right, in lieu of receiving the payment described above, to exercise all of the Executive's Options under the Stock Option Plan and sell the Executive's Common Stock, including shares acquired by exercise of Options, on the public exchange, at a time or times selected by the Executive.

          6.1.2. If the Common Stock of the Company is not publicly traded, the amount to be paid to the Executive shall be determined by:

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                  6.1.2.1.  multiplying 6.1 times the Company's Adjusted
                            Consolidated EBITDA (as such term is defined in the Note Purchase Agreement, dated as of November __, 1998, Between Specialty Products & Insulation Co., and Irex Corporation (the "Note Purchase Agreement")) for the four (4) fiscal quarters most recently ended to determine aggregate value;

                  6.1.2.2. subtracting from the aggregate value as determined under clause 6.1.2.1, Indebtedness (as such term is defined in the Note Purchase Agreement) and adding cash and equivalents, in each case pro forma as of the end of the most recent fiscal quarter, to determine equity value;

                  6.1.2.3. dividing equity value, as determined in clause 6.1.2.2,. by the number of the Company's shares of Common Stock on a fully diluted basis; and

                  6.1.2.4. multiplying that result in clause 6.1.2.3 by the number of the Executive's shares of Common Stock and Regular Options, provided that the amount payable with respect to the Regular Options shall be reduced by the aggregate exercise price for the Regular Options.

          6.1.3. In addition to the payments provided above, any Tranche A Performance Options or Tranche B Performance Options to purchase Company Common Stock granted under the Stock Option Plan shall immediately vest, but shall become exercisable only in the event of an Evercore Sale or Partial Evercore Sale, as defined in the Award Agreement, provided that the relevant IRR targets, as established by the Award Agreement, are satisfied. When the Executive's Tranche A Performance Options or Tranche B Performance Options become exercisable in accordance with the Award Agreement, (a) if the Company's Common Stock is then publicly traded, the Executive may exercise those options, or, at the Executive's election, receive from the Company, in cash, an amount equal to the difference between the aggregate exercise price for such Options and the aggregate public trading price of the Common Stock to be acquired upon exercise of those Options or (b) if the Company's Common Stock is not publicly traded, the Executive shall be entitled to be paid an amount equal to the per

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

                  share value of the Company's Common Stock, determined based upon the consideration received by Evercore, less the option exercise price, multiplied by the number of shares of Common Stock for which the Executive holds such Options.

          6.2.    Termination for Cause.  In the event of the Executive's
                  ---------------------
termination of employment for Cause, the Company will pay the Executive, in exchange for (i) the total number of shares of Common Stock owned by the Executive and (ii) the total number of Regular Option Shares as defined in
Section 6.1, an amount equal to:

          6.2.1. With respect to Common Stock, the lesser of the amount determined under Section 6.1 or the Executive's cost and with respect to Regular Options Shares granted under the Stock Option Plan that have vested under the terms of that Plan and the Award Agreement, the amount determined under Section 6.1 based on an EBITDA multiple of 6.1.

          6.2.2. Notwithstanding the foregoing, if the Executive's termination for "Cause" is on account of conduct specified in Section 4.1(i), (ii), (iii) or (v), all options including vested Regular Options under the Stock Option Plan shall be forfeited without payment hereunder.

          6.3.    Resignation.  In the event of the Executive's resignation
                  -----------
without Good Reason, the Company will pay the Executive, in exchange for (i) the total number of shares of Common Stock owned by the Executive and (ii) the total number of Option Shares, an amount equal to:

          6.3.1. With respect to Common Stock, and with respect to Regular Options that have vested under the terms of the Stock Option Plan and the Award Agreement, the amount determined under
                  Section 6.1, subject to the election contained therein if the Common Stock is publicly traded.

          6.3.2. With respect to the Tranche A Performance Options and the Tranche B Performance Options that have vested under the terms of the Stock Option Plan and the Award Agreement, the amount determined under the Executive's Award Agreement and to be payable at the time set forth in Section 6.1.3.

          6.4.    Death or Disability.  In the event of (i) the Executive's
                  -------------------
death during the Employment Term or (ii) the termination of the Executive's employment with the Company due to Disability (in accordance with Section 4.6 of this Agreement), the Company will pay the Executive, in exchange for (i) the total number of shares of

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Common Stock owned by the Executive and (ii) the total number of Option Shares, an amount equal to:

          6.4.1. With respect to Common Stock, and with respect to the Regular Options that have vested under the terms of the Stock Option Plan and the Award Agreement, the amount determined under
                  Section 6.1.2, subject to the election contained therein if the Common Stock is publicly traded;

          6.4.2. With respect to the Tranche A Performance Options and the Tranche B Performance Options that have vested under the terms of the Stock Option Plan and the Award Agreement, the amount determined under the Executive's Award Agreement and to be payable at the time set forth in Section 6.1.3.

          6.5.    Change of Control or Other Corporate Event.  If within 12
                  ------------------------------------------
months following the Executive's termination of employment hereunder, other than for Cause or voluntarily by the Executive without Good Reason, the Company or Evercore has:

          6.5.1. begun substantive negotiations that result in the consummation of transactions in which substantially all of the stock or assets or the Company, or Evercore's equity position in the Company, are sold within eighteen (18) months after termination; or

          6.5.2. an investment banking firm is engaged or performs initial due diligence in connection with an initial public offering and that offering is consummated within eighteen (18) months after termination; then

          6.5.3. the amount payable to the Executive under Section 6.1 shall be recalculated and the Executive shall be entitled to receive the increase, if any, of the amount that would have been payable to Executive with respect to his shares of Common Stock and Basic and Performance Option Shares if he had been able to participate in any transaction described in 6.5.1 or 6.5.2, over the amount actually paid to Executive under
                  Section 6.1.

     7.   Section 280G Limitation.  If any benefit or payment from the Company
          -----------------------
to the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") shall be determined to be an "Excess Parachute Payment," as defined in Code section 280G(b)(1), then the aggregate present value of amounts or benefits payable to Executive pursuant to this Agreement ("Agreement Payments") shall be reduced (but not below zero) to the

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

Reduced Amount. The "Reduced Amount" shall be the greater of (i) the highest aggregate present value of Agreement Payments that can be paid without causing any payments or benefits hereunder to be an Excess Parachute Payment or (ii) the largest portion, up to and including the total, of the Agreement Payments that after taking into account all applicable state and Federal taxes (computed at the highest applicable marginal rate) including any taxes payable pursuant to
Section 4999 of the Code, results in a greater after-tax benefit to the Executive than the after-tax benefit to the Executive of the amount calculated under (i) hereof (computed at the highest applicable marginal rate). For purposes of this Section 8, present value shall be determined in accordance with section 280G(d)(4) of the Code.

     8.   Dispute Resolution.  During the Executive's lifetime, any good faith
          ------------------
dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration. Upon his death, the executors, administrators or other legal representatives of the Executive or his estate shall have the right and option to elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by litigation or arbitration. To the extent that a dispute or controversy is to be settled by arbitration, such proceeding shall be conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive (or, after his death, the executors, administrators or other legal representatives of the Executive or his estate) within fifty (50) miles from the location of his principal place of employment, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrators in any court having competent jurisdiction. All expenses of such litigation or arbitration, including the reasonable fees and expenses of the legal representative for the Executive (or, after his death, the executors, administrators or other legal representatives of the Executive or his estate), and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and any prejudgment interest, shall be borne by the Company, unless the Company prevails in such litigation or arbitration, in which case the Executive (or, after his death, the executors, administrators or other legal representatives of the Executive or his estate) shall be responsible for the fees and expenses of his own legal representation.

     9.   Headings.  The section headings of this Agreement are for convenience
          --------
of reference only and are not to be considered in the interpretation of the terms and conditions of this Agreement.

     10.  Notices.  All notices and other communications required or permitted
          -------
to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) if sent by telecopy, when receipt thereof is acknowledged at the telecopy number below, (c) the day following the day on which the same has been delivered prepaid for overnight delivery to a national air courier service

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

or (d) three business days following deposit in the United States Mail, registered or certified, postage prepaid, in each case, addressed as follows:

     If to the Company:    Board of Directors
                           Specialty Products and Insulation, Co.
                           1097 Commercial Avenue
                           East Petersburg, PA
                           Attn: David G. Offensend

                                     and

                           W. Kirk Lidell, Esq.
                           IREX Corporation
                           120 North Lime Street
                           P.O. Box 1548
                           Lancaster, PA  17603

     with copies to:

                           Attn:
                           Telecopy:

     If to the Executive:


                           Attn:
                           Telecopy:

     with a copy to:

                           Attn:.
                           Telecopy

     Any party may change the persons and address to which notices or other communications are to be sent by given written notice of such change to the other party in the manner provided herein for giving notice.

     11.  Waiver of Breach.  No waiver by either party of any condition or of
          ----------------
the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or of the breach of any other term or covenant set forth in this Agreement.

The failure of either party to exercise any right hereunder shall not bar the later exercise thereof.

     12.  Binding Nature: Assignment.  This Agreement shall inure to the benefit
          --------------------------
of and be binding on the parties and their respective successors in interest, and shall not be assignable by either party without the written consent of the other; provided that nothing in this Section shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to which they become entitled to the person or persons entitled thereto.

     13.  Governing Law.  This Agreement is entered into and shall be construed
          -------------
in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of laws principles thereof requiring application of the substantive laws of another jurisdiction.

     14.  Invalidity or Unenforceability.  If any term or provision of this
          ------------------------------
Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

     15.  Entire Agreement.  This Agreement constitutes the full and complete
          ----------------
understanding and agreement of the Executive and the Company respecting the subject matter hereof, and supersedes all prior understandings and agreements concerning the subject matter hereof, oral or written, express or implied. This Agreement may not be modified or amended orally, but only by an agreement in writing, signed by the party against whom enforcement of any modification or amendment is sought.

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

     16.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              RONALD L. KING

                              ___________________________


                              SPECIALTY PRODUCTS & INSULATION, CO.


                              By:________________________

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